EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 1.6%; EPS Increases 13.0% to $9.36

MEMPHIS, Tenn., Dec. 06, 2016 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.5 billion for its first quarter (12 weeks) ended November 19, 2016, an increase of 3.4% from the first quarter of fiscal 2016 (12 weeks).  Domestic same store sales, or sales for stores open at least one year, increased 1.6% for the quarter.

Net income for the quarter increased 7.8% over the same period last year to $278.1 million, while diluted earnings per share increased 13.0% to $9.36 per share from $8.29 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 52.7% (versus 52.5% for the same period last year).  The improvement in gross margin was attributable to lower acquisition costs, partially offset by higher supply chain costs associated with current year inventory initiatives (-14 bps).  Operating expenses, as a percentage of sales, were 34.1% (versus 34.2% the same period last year).  Operating expenses, as a percentage of sales, were relatively flat to last year as favorability across several areas was offset by higher domestic store payroll (-9 bps).

Under its share repurchase program, AutoZone repurchased 478 thousand shares of its common stock for $363 million during the first quarter, at an average price of $759 per share.  At the end of the first quarter, the Company had $783 million remaining under its current share repurchase authorization.

The Company’s inventory increased 7.3% over the same period last year, driven by new stores and increased product placement.  Inventory per location was $647 thousand versus $624 thousand last year and $625 thousand last quarter.  Net inventory, defined as merchandise inventories less accounts payable, on a per location basis, was a negative $67 thousand versus negative $66 thousand last year and negative $80 thousand last quarter.

“I would like to thank our entire organization for delivering another quarter of very solid results.  We are pleased to report our forty-first consecutive quarter of double digit earnings per share growth. We remain committed to providing superior customer service and trustworthy advice.  For the quarter, we reached record first quarter sales and earnings per share while opening 21 new locations and 35 Commercial programs.  We also continued with the rollout of our inventory availability initiatives, including expanding our multi-deliveries per week to 161 net additional stores.  We will continue with our deliberately-paced multiple delivery rollouts in 2017, and we will continue to open more Mega Hub locations.  We have opened our second distribution center in Mexico, and we are in the process of building two new domestic distribution centers.  We believe these initiatives will allow us to continue to meet our customers’ needs across all selling channels.  As we continue to invest capital in all our businesses, we remain committed to our disciplined approach of increasing operating earnings and utilizing our capital effectively,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended November 19, 2016, AutoZone opened 16 new stores and relocated two stores in the U.S., and opened five new stores in Mexico.  As of November 19, 2016, the Company had 5,313 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 488 stores in Mexico, 26 IMC branches, and eight stores in Brazil for a total count of 5,835.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  IMC branches carry an extensive line of original equipment quality import replacement parts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories, performance and replacement parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net.  AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 6, 2016, beginning at 10:00 a.m. (EST) to discuss its first quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.”  The call will also be available by dialing (210) 839-8923.  A replay of the call and slides will be available on AutoZone’s website.  In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, December 13, 2016, at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”).  These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases.  The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.  Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables.  The Company believes this is important information for the management of its debt levels and share repurchases.  We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements.  Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; the compromising of the confidentiality, availability or integrity of information, including cyber security attacks; and changes in laws or regulations. Certain of these risks are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Annual Report on Form 10-K for the year ended August 27, 2016, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 1st Quarter Highlights - Fiscal 2017

Condensed Consolidated Statements of Operations
1st Quarter, FY2017
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 19, 2016	November 21, 2015

Net sales	$2,467,845	$2,386,043
Cost of sales	1,166,303	1,133,109
Gross profit	1,301,542	1,252,934
Operating, SG&A expenses	842,640	814,939
Operating profit (EBIT)	458,902	437,995
Interest expense, net	33,306	35,010
Income before taxes	425,596	402,985
Income taxes (1)	147,471	144,873
Net income	$278,125	$258,112
Net income per share: (1)
Basic	$9.61	$8.46
Diluted	$9.36	$8.29
Weighted average shares outstanding:
Basic	28,951	30,498
Diluted (1)	29,703	31,138

(1) The Company adopted a new accounting standard on August 28, 2016, that requires excess tax benefits from stock option exercises to be recognized in the income statement. The adoption of the new standard increased EPS by $0.03, driven by a lower effective tax rate of 74 bps, (an $0.11 benefit to EPS), partially offset by a change to the dilutive outstanding shares calculation (an $.08 reduction to EPS). Prior period's financial information was not restated to conform to the current period’s presentation.

Selected Balance Sheet Information
(in thousands)
	November 19, 2016	November 21, 2015	August 27, 2016

Cash and cash equivalents	$195,538	$165,486	$189,734
Merchandise inventories	3,773,242	3,515,703	3,631,916
Current assets	4,368,686	4,053,871	4,239,573
Property and equipment, net	3,750,511	3,537,055	3,733,254
Total assets	8,742,544	8,217,528	8,599,787
Accounts payable	4,162,316	3,889,849	4,095,854
Current liabilities	4,850,219	4,775,241	4,690,320
Total debt	4,997,446	4,754,101	4,924,119
Stockholders' (deficit)	(1,895,225)	(1,778,121)	(1,787,538)
Working capital	(481,533)	(721,370)	(450,747)

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	November 19, 2016	November 21, 2015
Net income	$1,261,020	$1,180,043
Add: Interest	145,977	148,389
Taxes	674,305	654,052
EBIT	2,081,302	1,982,484

Add: Depreciation and amortization	302,926	275,157
Rent expense	283,474	271,562
Share-based expense	40,956	40,847
EBITDAR	$2,708,658	$2,570,050

Debt	$4,997,446	$4,754,101
Capital lease obligations	150,829	123,250
Add: rent x 6	1,700,844	1,629,372
Adjusted debt	$6,849,119	$6,506,723

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended
	November 19, 2016	November 21, 2015

Depreciation and amortization	$71,812	$66,283
Capital spending	97,917	86,658

Cash flow before share repurchases:
Increase (decrease) in cash and cash equivalents	$5,804	$(9,823)
Subtract increase in debt, excluding deferred financing costs	72,200	128,300
Add back share repurchases	362,634	400,100
Cash flow before share repurchases and changes in debt	$296,238	$261,977

Other Selected Financial Information
(in thousands, except ROIC)
	November 19, 2016	November 21, 2015

Cumulative share repurchases ($ since fiscal 1998)	$17,117,283	$15,702,286
Remaining share repurchase authorization ($)	782,717	697,714

Cumulative share repurchases (shares since fiscal 1998)	141,272	139,428

Shares outstanding, end of quarter	28,662	30,271

	Trailing 4 Quarters
	November 19, 2016	November 21, 2015
Net income	$1,261,020	$1,180,043
Adjustments:
Interest expense	145,977	148,389
Rent expense	283,474	271,562
Tax effect*	(149,450)	(149,922)
After-tax return	1,541,021	1,450,072

Average debt**	4,894,916	4,544,313
Average stockholders' deficit**	(1,813,096)	(1,650,849)
Add: Rent x 6	1,700,844	1,629,372
Average capital lease obligations**	135,540	126,825
Pre-tax invested capital	$4,918,204	$4,649,661

Return on Invested Capital (ROIC)	31.3%	31.2%

*	Effective tax rate over trailing four quarters ended November 19, 2016 is 34.8% and November 21, 2015 is 35.7%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 1st Quarter Fiscal 2017
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Location Count & Square Footage

12 Weeks Ended	12 Weeks Ended
November 19, 2016	November 21, 2015
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,297	5,141
Stores opened	16	22
Stores closed	-	-
Ending domestic stores	5,313	5,163

Relocated stores	2	1

Stores with commercial programs	4,425	4,196

Square footage (in thousands)	34,684	33,666

AutoZone Mexico stores:
Stores opened	5	1
Total stores in Mexico	488	442

AutoZone Brazil stores:
Stores opened	-	1
Total stores in Brazil	8	8

Total AutoZone stores	5,809	5,613
Square footage (in thousands)	38,345	36,981
Square footage per store	6,601	6,588

IMC branches:
Branches opened	-	2
Branches acquired	-	-
Total IMC branches	26	22

Total locations chainwide	5,835	5,635

Sales Statistics
($ in thousands, except sales per average square foot)
12 Weeks Ended	12 Weeks Ended	Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone stores (Domestic, Mexico and Brazil)	November 19, 2016	November 21, 2015	November 19, 2016	November 21, 2015
Sales per average store	$405	$405	$1,781	$1,773
Sales per average square foot	$61	$61	$270	$269

Total Auto Parts (Domestic, Mexico, Brazil, and IMC)
Total auto parts sales	$2,389,561	$2,304,318	$10,346,355	$9,947,663
% Increase vs. LY	3.7%	5.6%	4.0%	7.0%

Domestic Commercial (Excludes IMC)
Total domestic commercial sales	$460,607	$433,313	$1,979,213	$1,861,360
% Increase vs. LY	6.3%	10.0%	6.3%	12.2%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$78,284	$81,725	$371,124	$365,456
% Increase vs. LY	(4.2%)	3.8%	1.6%	5.1%

12 Weeks Ended	12 Weeks Ended
November 19, 2016	November 21, 2015
Domestic same store sales	1.6%	3.5%

Inventory Statistics (Total Locations)
as of	as of
November 19, 2016	November 21, 2015
Accounts payable/inventory	110.3%	110.6%

($ in thousands)
Inventory	$3,773,242	$3,515,703
Inventory per location	647	624
Net inventory (net of payables)	(389,074)	(374,146)
Net inventory / per location	(67)	(66)

Trailing 5 Quarters
November 19, 2016	November 21, 2015
Inventory turns	1.4	x	1.4	x

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (866) 966-3017, ray.pohlman@autozone.com